Exhibit 10(x)

FIRST AMENDMENT TO

KULICKE & SOFFA INDUSTRIES, INC.

OFFICER INCENTIVE COMPENSATION PLAN

WHEREAS, Kulicke & Soffa Industries, Inc. (the “Company”) maintains the Kulicke & Soffa Industries, Inc. Officer Incentive Compensation Plan (the “Plan”); and

WHEREAS, it is desired to amend the Plan to permit the Compensation Committee the discretion to adjust the percentages assigned to a participant with respect to corporate goals and individual goals;

NOW, THEREFORE, Section F.4 of the Plan is hereby amended, effective October 1, 2003, by adding a sentence at the end thereof to read as follows:

The Incentive Compensation Committee may, in its discretion, adjust the allocation of the Incentive Target by adjusting the percentages set forth above with respect to Corporate Goals and Individual Goals with respect to any Participant, provided that the sum of such adjusted percentages equals 100%.